Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION

ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS

Sequential Growth in Revenue and Earnings

Spokane, WA—August 20, 2003—Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter and year ended June 28, 2003.

For the fourth quarter of fiscal 2003, Key Tronic reported total revenue of $35.7 million, compared to $30.6 million in the previous quarter and $43.9 million for the fourth quarter of fiscal 2002. For fiscal year 2003, total revenue was $130.9 million, compared to $175.6 million in fiscal 2002. While the Company benefited from a surge in production volume from its largest single customer in the fourth quarter, its revenue level throughout fiscal 2003 was adversely impacted by uncertainty created by the litigation that was settled during the year.

Net income for the fourth quarter of fiscal 2003 was $551,000 or $0.06 per share, up from $306,000 or $0.03 per share per share in the previous period and from a net loss of $3.2 million or ($0.33) per share in the fourth quarter of fiscal 2002. Net income for fiscal 2003 was $13.4 million or $1.39 per share, up from a net loss of $25.4 million or ($2.62) per share for fiscal 2002. The results include income of $12.2 million ($1.26 per share) from the litigation settlement in fiscal 2003 and an expense of $24.7 million ($2.55 per share) for the litigation judgment and a related tax charge in fiscal 2002.

“Despite the challenging economic environment and the disruption caused by the litigation, we are very pleased with our success in streamlining operations and improving profitability during fiscal 2003,” said Jack Oehlke, President and Chief Executive Officer. “After reaching a settlement of the litigation in the second quarter, we once again began to gradually book new business from both new and existing customers. In the fourth quarter, we established new customer relationships involving consumer electronics and plastics, and specialty printers and components.”

“Our ability to offer an exceptional range of capabilities, competitive pricing, global logistics and responsive customer service continues to help us win new business. In the first and second quarters of fiscal 2004, we expect revenue in the range of $31 million to $34 million and breakeven bottomline results. In the second half of fiscal 2004, however, we anticipate growing revenue as a number of our new programs move from the design and development stage into full production.”

Key Tronic will host a conference call to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern) on August 20, 2003. A broadcast of the conference call will be available at www.keytronic.com under “News/Financial Reports” or by calling 800-218-0204 or +1 303-205-0066 (Reservation No. 544645). A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 544645). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, Ireland and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2004. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; technology advances; changes in pricing policies by the Company, its competitors or customers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarters Ended
	June 28 2003	June 29 2002
Net sales	$35,664	$43,933
Cost of sales	31,473	40,257

Gross profit on sales	4,191	3,676
Operating expenses:
Research, development and engineering	704	700
Selling	682	635
General and administrative	1,758	1,983

Total operating expenses	3,144	3,318
Operating income	1,047	358
Interest expense	266	228
Litigation judgment expense	—	3,214
Other (income) loss	(1)	(2)

Income before income taxes	782	(3,082)
Income tax provision	231	102

Net income	$551	$(3,184)

Earnings per share:
Earnings (loss) per common share—basic and diluted	$0.06	$(0.33)
Weighted average shares O/S—basic	9,673	9,673
Weighted average shares O/S—diluted	9,714	9,673

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Twelve Months Ended
	June 28 2003	June 29 2002
Net sales	$130,894	$175,591
Cost of sales	115,936	160,606

Gross profit on sales	14,958	14,985
Operating expenses:
Research, development and engineering	2,913	2,554
Selling	2,250	2,793
General and administrative	7,183	8,414

Total operating expenses	12,346	13,761
Operating income	2,612	1,224
Interest expense	1,026	1,314
Litigation (settlement) judgment	(12,186)	20,214
Other (income)	(237)	(358)

Income (loss) before income taxes	14,009	(19,946)
Income tax provision	600	5,416

Net income (loss)	$13,409	$(25,362)

Earnings per share:
Earnings (loss) per common share—basic and diluted	$1.39	$(2.62)
Weighted average shares O/S—basic and diluted	9,673	9,673

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 28 2003	June 29 2002
ASSETS
Current Assets:
Cash and cash equivalents	$956	$1,205
Restricted cash	1,142	280
Trade receivables—net	17,078	20,978
Inventories	24,151	18,395
Other	2,050	2,588

Total current assets	45,377	43,446
Property, plant and equipment at cost	86,469	85,286
Less accumulated depreciation	74,487	73,054

Total property, plant and equipment	11,982	12,232
Other Assets:
Other—net	1,001	996
Goodwill—net	765	765

Total other assets	1,766	1,761
Total assets	$59,125	$57,439

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long term obligations	$730	$228
Accounts payable	13,145	14,409
Accrued compensation and vacation	4,213	2,803
Litigation settlement	1,124	293
Other	3,240	3,172

Total current liabilities	22,452	20,905
Long-Term Liabilities:
Revolving loan	9,864	6,475
Litigation settlement	2,593	19,186
Other	1,096	1,162

Total long-term liabilities	13,553	26,823
Shareholders’ Equity:
Common stock, no par value, authorized 25,000 shares; issued and outstanding 9,673 and 9,673 shares	38,393	38,393
Retained deficit	(15,273)	(28,682)

Total shareholders’ equity	23,120	9,711

Total Liabilities and Shareholders’ Equity	$59,125	$57,439